Exhibit 10.4

Dated [•] 2005

BOTAPOL MANAGEMENT B.V.

and

TAKIRRA INVESTMENT CORPORATION N.V.

and

RÉMY COINTREAU

and

CAREY AGRI INTERNATIONAL POLAND Sp. z o.o.

and

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

TAX DEED OF COVENANT

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

Ref: Antoaneta Proctor/Katie Price

Tax Deed of Covenant

This Tax Deed of Covenant is made on [•] 2005 between:

(1)	Botapol Management B.V., a company incorporated in the Netherlands whose registered office is at [•], the Netherlands (“Botapol Management”);

(2)	Takirra Investment Corporation N.V., a company incorporated in the Netherlands Antilles whose registered office is at Fokkerweg 26, Unit 301, Curaçao, Netherlands Antilles (“Takirra” and together with Botapol Management, the “Sellers” and each a “Seller”);

(3)	Rémy Cointreau S.A., a company incorporated in France whose registered office is at rue Joseph Pataa, Ancienne rue de la Champagne, 16100 Cognac, France (the “Guarantor”);

(4)	Carey Agri International Poland Sp. z o.o., a limited liability company incorporated under the laws of Poland whose registered office is at [•] (the “Purchaser”); and

(5)	Central European Distribution Corporation, a company incorporated in Delaware whose registered office is at Two Bala Plaza, Suite 300, Philadelphia, United States of America (“CEDC”).

WHEREAS:

(A)	This Deed is entered into pursuant to the provisions of an International Share Sale Agreement dated [•] 2005 and made between the Sellers (1), the Guarantor (2) and the Purchaser (3) (the “Agreement”).

(B)	The Guarantor has agreed to guarantee the performance of Botapol Management, an indirect subsidiary of the Guarantor, of its obligations under this Deed.

(C)	CEDC has agreed to guarantee the performance of the Purchaser, a subsidiary of CEDC, of its obligations under this Deed.

(D)	The obligations of the Sellers under this Deed are several. Accordingly, Botapol Management shall not have any liability for the performance of Takirra of its obligations under this Deed and vice versa.

It is agreed as follows:

1	Interpretation

In this Deed, including the Schedule, the headings shall not affect its interpretation and:

1.1	unless otherwise defined, words and expressions defined in the Agreement shall have the same meaning wherever used in this Deed and the provisions of Clause 1 of the Agreement shall be deemed to be incorporated in this Deed;

1.2	in the event of conflict between the provisions of the Agreement and this Deed, this Deed shall prevail;

1.3	the following expressions bear the following meanings namely:

“Accounts” means the audited balance sheet, statement of income, stockholders’ equity and cash flow:

(i)	in respect of Botapol Holding for the financial period ending 31 March 2005;

(ii)	in respect of Hillcroft for the financial year ending 31 December 2004; and

(iii)	in respect of Bols both of (a) for the financial year ending 31 December 2004 and (b) for the financial period ending 31 March 2005.

“Accounting Period” means any period in respect of which Tax is or may be charged;

“Last Accounting Date” means:

(i)	in respect of Botapol Holding and Bols, 31 March 2005; and

(ii)	in respect of Hillcroft, 31 December 2004

“Purchaser’s Benefit” means any Taxation Benefit arising:

(i)	to any member of the Purchaser’s Group (other than a Company); or

(ii)	to any Company in respect of any Transaction occurring after the Closing Date or in a period ending after Closing or taken into account as an asset in preparing the Accounts;

“Seller Group Company” means any company which is a member of the Sellers’ Group;

“Straddle Period” means, in relation to any Company, an accounting period beginning before and ending after Closing;

“Taxation” or “Tax” means all forms of taxation (other than deferred tax (as that term is understood for book accounting purposes)) whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, volumes sold added value, any Transaction or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties (but excluding any registration, stamp and transfer taxes and capital duties which are payable as a result of the Transactions contemplated by the Transaction Documents), contributions and levies (including without limitation social security contributions and any other payroll taxes), in each case whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and whether chargeable or attributable to any Company or any other person and all penalties, surcharges, charges, costs and interest relating thereto save to the extent such penalties or interest are attributable to unreasonable delay by the Purchaser or any member of the Purchaser’s Group or, after Closing, any Company, or to the failure of the Purchaser to comply with its obligations under this Deed or the Agreement;

“Taxation Authority” means any Tax authority of competent jurisdiction with respect to any of the Companies;

“Taxation Benefit” means any Taxation benefit or advantage including any loss, relief, allowance, exemption, set-off, deduction, reduction, postponement, roll-over, hold-over, repayment, recovery or credit available in the computation of any liability to Taxation;

“Tax Return” means any return, declaration, claim for refund, information return or statement relating to Taxation which was filed or should have been filed with any Taxation Authority, including any schedule or attachment thereto;

“Transaction” includes any transaction, circumstance, act, event or omission of whatever nature and includes, without limitation, any change in the residence of any person for the purposes of any Taxation and any change in accounting reference date;

1.4	references to “profits” include income, profits or gains (including capital gains) of any description or from any source and references to profits earned, accrued or received include profits deemed to have been or treated as earned, accrued or received for Taxation purposes;

1.5	references to Tax, Taxation or Taxation payable shall include:

1.5.1	the loss or non-availability of, or reduction in the amount of, any Purchaser’s Benefit to the extent that such Purchaser’s Benefit has been taken into account as an asset in the Accounts;

1.5.2	the cancellation, loss, non-availability or reduction in the amount of, or setting off against any Taxation liability, of a right to repayment of Taxation, to the extent that such right has been taken into account in, or in computing a provision for Taxation in, the Accounts; and

1.5.3	the setting off against profits or against a Taxation liability (in either case in respect of which but for such setting off the Company concerned would have had a liability to pay Taxation in respect of which a claim could have been made under this Deed) of any Purchaser’s Benefit, and the amount of Taxation shall in such cases be deemed to be:

(i)	in a case within Clause 1.5.1 above, the amount of Taxation which would have been saved if the Purchaser’s Benefit had not been lost, reduced or set off or, as the case may be, had been available;

(ii)	in a case within Clause 1.5.2 above, the amount of the repayment; or

(iii)	in a case within Clause 1.5.3 above, the amount of Taxation which would have been saved by use of the Purchaser’s Benefit but for such setting off;

1.6	references to the “Purchaser” shall, where the benefit of this Deed has been assigned under Clause 18.6 of the Agreement, mean the person or persons for the time being entitled to the benefit of this Deed PROVIDED THAT the Sellers shall not, in any circumstance, be required to make a greater payment to such person or persons than it would have had to make had the benefit of this Deed not been assigned;

1.7	references to the “Sellers” shall include either or both of them, as the case may be;

1.8	references to Clauses are to Clauses of this Deed unless otherwise specified.

2	Covenant

2.1	Subject to any other provisions of this Deed, the Sellers severally agree to each pay to the Purchaser on the due date for payment an amount equal to one half of the amount of:

2.1.1	any Taxation payable or suffered by any Company:

(i)	in respect of, or arising from, any Transaction effected or deemed to have been effected on or before the Closing Date;

(ii)	by reference to any profits earned, accrued or received by that Company on or before the Closing Date; or

(iii)	by reference to the net worth, asset value, turnover or added value of that Company on or before the Closing Date;

2.1.2	any Taxation affecting any Company in respect of, or arising from any Transaction completed after the Closing Date in pursuance of a legally binding obligation or an arrangement, in either case whether or not conditional, incurred or entered into on or before the Closing Date (for the avoidance of doubt this shall not include any Transaction entered into between either or both Sellers and the Purchaser or any Company pursuant to the share sale or the terms of the Agreement);

2.1.3	any liability of any Company to make a payment for, or repay in whole or in part, (other than to any other Company) any Taxation Benefit pursuant to any agreement or arrangement entered into on or before the Closing Date to the extent such Taxation Benefit was taken into account as an asset in preparing the Accounts;

2.1.4	any payment (other than a payment due from another Company) which any Company fails to obtain in consideration for any Taxation Benefit to the extent such payment was taken into account as an asset in preparing the Accounts; and

2.1.5	any reasonable third party costs and expenses properly incurred or payable by the Purchaser and the Companies in connection with, or in consequence of, any matter for which a successful claim is made by the Purchaser under this Deed.

2.2	Any payments made under Clause 2.1 above shall be treated as an adjustment to the consideration paid by the Purchaser for the Shares under the terms of the Agreement.

3	Exclusions

3.1	The Sellers shall not be liable under Clause 2.1 above to the extent that:

3.1.1	provision or reserve for such Taxation was made or otherwise taken into account in the Accounts;

3.1.2	such Taxation was discharged prior to the Closing Date;

3.1.3	the Purchaser has otherwise been compensated in respect of the matter giving rise to a claim under Clause 2.1, under the Deed or the Agreement or in any other manner;

3.1.4	such Taxation arises in the ordinary course of business of any Company since the Last Accounting Date in accordance with such Company’s current accounting practices;

3.1.5	such Taxation would not have arisen but for, or is increased as a result of:

(a)	any voluntary act of; or

(b)	disclaimer, withdrawal of claim or election made, or notice or consent given by,

the Purchaser or, after the Closing Date, any Company, which such Purchaser or Company knew or ought reasonably to have known would give rise to such Taxation, other than:

(i)	an act in the ordinary course of business carried on by any Company at the Closing Date and which could not reasonably have been avoided;

(ii)	pursuant to a binding obligation or an arrangement entered into before the Closing Date; or

(iii)	at the joint written request of the Sellers or their professional advisers;

3.1.6	any Taxation which arises by reason of a voluntary disclaimer by any Company after the Closing Date of the whole or part of any Taxation Benefit to which it is entitled or by reason of the revocation by any Company after the Closing Date of any claim for Taxation Benefit made (whether provisionally or otherwise) by it prior to the Closing Date, other than:

(i)	an act in the ordinary course of business carried on by any Company at the Closing Date and which could not reasonably have been avoided;

(ii)	pursuant to a binding obligation or an arrangement entered into before the Closing Date; or

(iii)	at the joint written request of the Sellers or their professional advisers,

in each case where such Taxation Benefit was taken into account in, or in computing a provision for Taxation in, the Accounts;

3.1.7	such Taxation would not have arisen but for or has been increased by a failure or omission by any Company to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Closing Date the making, giving or doing of which was taken into account or assumed in computing a provision for Taxation in the Accounts and requested by the Sellers under the provisions of this Deed or otherwise or where the need for such claim, election, surrender, disclaimer, notice or consent is otherwise actually known to the Purchaser;

3.1.8	any liability would not have arisen, but for an act carried out or omitted to be carried out by the Sellers or any Company prior to the Closing Date at the written request of the Purchaser;

3.1.9	any Taxation Benefit arising as a consequence of, or by reference to, a Transaction which occurred before the Closing Date, or in respect of a period ending on or before Closing, is available to relieve or mitigate such Taxation within the later of (i) two years of such Taxation arising and (ii) 31 December 2007, except to the extent that such Taxation Benefit is taken into account as an asset in, or in computing a provision for Taxation in, the Accounts;

3.1.10	any VAT payable by any Company with respect to a Transaction effected or deemed to have been effected by such Company on or before the Closing Date is:

(i)	collected through receipt of payment of invoices issued by that Company with respect to such Transaction; and/or

(ii)	capable of being set off against VAT due from that Company with respect to Transactions effected or deemed to be effected after the Closing Date;

3.1.11	such Taxation arises or is increased as a consequence of any change in the accounting policy or practice adopted by the relevant Company after the Closing Date, except where such change was necessary in order to comply with any applicable legal, regulatory, financial, reporting or other requirement in force on or before the Closing Date;

3.1.12	any Taxation arises or is increased as a consequence of any change in the law (including subordinate legislation) or its interpretation by the relevant courts or in the generally published interpretation or practice of any Taxation Authority coming into force after Closing or to the extent that such Taxation arises or is increased by a change in any rate of Taxation after Closing; or

3.1.13	the income, profits or gains to which that Taxation is attributable were actually received by any Company on or before the Closing Date but were not reflected in the Accounts.

3.2	The provisions of [Clause 9.1 (Time Limitation for Claims) and] [TBD] Clause 9.3 (Maximum Liability) of the Agreement shall have effect as if expressly incorporated in this Deed.

4	Due Date for Payment

4.1	The due date for payment under Clause 2.1 shall be as follows:

4.1.1	where a liability of the Sellers under this Deed arises from a liability of the Purchaser or any Company to make a payment or an increased payment of Taxation or a repayment of any payment made prior to Closing in respect of a Taxation Benefit or an amount in respect thereof which has not at the date of the notice under Clause 6.1 been made, then:

(i)	in the case of a payment of Taxation in respect of which there is no provision for payment by instalments, the date falling five (5) Business Days before the latest date on which that Taxation may be paid to the relevant Taxation Authority without a liability to, or further liability to, interest or penalties accruing; and

(ii)	in the case of a payment of Taxation in respect of which there is provision for payment by instalments, the date falling five (5) Business Days before each date on which an instalment of such payment becomes payable (and so on each such date an appropriate proportion of the amount claimed shall be paid, such proportion to be notified by the Purchaser to each of the Sellers at least five (5) Business Days prior to such date);

4.1.2	in a case within Clause 1.5.1 above, the date falling five (5) Business Days before the latest date on which Taxation becomes payable which would not have been payable had the relevant Taxation Benefit not been lost, reduced or found to be unavailable without a liability to interest or penalties accruing (the amount payable to the Purchaser on any particular date in respect of the Taxation Benefit shall be only the amount of Taxation which is payable on each date but which would not have been payable had the Taxation Benefit not been lost, reduced or found to be unavailable);

4.1.3	in a case within Clause 1.5.2 above, the date the repayment of Taxation would have been obtained;

4.1.4	in a case within Clause 1.5.3 above, the date on which the relevant Taxation liability would have been payable without a liability to interest or penalties accruing but for the setting off of the relevant Taxation Benefit; and

4.1.5	in any other case, five (5) Business Days after a notice containing a written demand in respect of the matter for which the Sellers are liable is received from the Purchaser pursuant to Clause 6.1 below.

4.2	Any liability of the Sellers hereunder shall be calculated and settled in the same currency as that of any amount payable under Clause 2.1.

4.3	Interest will accrue on any amounts owed by the Sellers or the Purchaser under this Deed from the due date for payment until the date such payment is made in accordance with Clause 18.13 of the Agreement, provided that interest shall not accrue for any period in respect of which interest due to the relevant Taxation Authority is included in the payment due to be made under this Deed before application of this Clause 4.3.

5	Pre-Closing Computations

5.1	Subject to, and in accordance with, the provisions of this Clause 5, the Sellers or their duly authorised agents shall, at the their own cost, prepare, submit and deal with (or procure the preparation and submission of):

5.1.1	all Tax Returns and computations relating to Taxation; and

5.1.2	all claims, elections, surrenders, disclaimers, notices and consents for Taxation purposes in accordance with Clauses 5.2, and 5.10 below,

in respect of all periods relevant for Taxation purposes of each Company ending on or before the Closing Date (the “Pre-Closing Accounting Periods”).

5.2	The Sellers may make, for Pre-Closing Accounting Periods, only such claims, elections, surrenders, disclaimers, notices or consents in respect of each Company that have been assumed to be made by any Company in the Accounts or the notes to the Accounts.

5.3	The Sellers or their duly authorised agents shall deliver all tax documents relevant to the matters set out in Clause 5.1 above (the “Tax Documents”) to the Purchaser for authorisation and signing prior to submission. The Purchaser shall procure that the Tax Documents are so authorised and signed as soon as reasonably practicable by or on behalf of the relevant Company. The Sellers hereby agree to cancel within five (5) Business Days of the Closing Date any existing authority held by any employee or agent of, or an adviser to, the Sellers to sign Tax Documents on behalf of any Company with effect from the Closing Date. If a time limit is imposed by law, a Taxation Authority or otherwise, in relation to any Tax Documents, the Sellers shall ensure that the Purchaser receives such Tax Documents no later than ten (10) calendar days before the expiry of the time limit.

5.4	The Sellers shall procure that:

5.4.1	the Purchaser is kept informed of the progress of all matters relating to the Taxation affairs of the Companies in relation to the Pre-Closing Accounting Periods;

5.4.2	the Purchaser receives copies of all written correspondence with any Taxation Authority insofar as it is relevant to the matters referred to in Clause 2.1 and 5.1 above; and

5.4.3	the Purchaser’s reasonable written comments in relation to the matters referred to in this Clause 5 are taken into account by the Sellers when dealing with such matters.

5.5	The Sellers agree to devote reasonable resources to dealing with pre-Closing Taxation affairs, and shall use reasonable endeavours to ensure that they are finalised as soon as reasonably practicable. The Sellers shall ensure that all Tax Documents are true and accurate in all respects and are not misleading.

5.6	The Purchaser shall procure that each of the Sellers is sent a draft of any Tax Return of any Company relating to the Straddle Period or a Pre-Closing Accounting Period if such Tax Return relates to a matter (a “Relevant Matter”) which might affect the liability to Tax of the Sellers or the Sellers’ liability under Clause 2.1 at least ten (10) calendar days before its intended submission to a Taxation Authority and shall procure that its final form contains such alterations as the Sellers may (acting jointly), within five (5) calendar days of receiving the draft Tax Return, reasonably require to avoid or reduce such liability.

5.7	[Botapol Management or its duly authorized agents shall deliver to the Purchaser, within [60 Business Days] of the Closing Date, transfer pricing documentation as defined by Article 9a of the Polish Corporate Income Tax Act (the “TP

documentation”) regarding all qualifying transactions completed or entered into by Hillcroft or Bols after 1 January 2001 and before the [Last Accounting Date].] [Sellers to confirm what information is available and time frame in which such information can be collated and handed to the Purchaser]

5.8	The Purchaser shall further procure that each of the Sellers receives a copy of any correspondence received by, or on behalf of, any Company which relates to any Tax Return and concerns a Pre-Closing Accounting Period, a Straddle Period or a Relevant Matter and shall (without limitation of the Sellers’ rights under Clause 5.1 and 5.2 above) accept or procure the acceptance of any alteration reasonably required by the Sellers (acting jointly) to avoid or reduce any liability to Taxation or under Clause 2.1 to any correspondence, election or claim to be sent by, or on behalf of, any Company to any Taxation Authority in relation to such Pre-Closing Accounting Period or Straddle Period Tax Returns or in connection with a Relevant Matter (having given the Sellers reasonable opportunity (and no less than fifteen (15) Business Days or, if the Purchaser receives such correspondence etc. less than fifteen (15) Business Days prior to any applicable time limit for it to supply a response, such time as is half of the period between receipt by the Purchaser and the applicable time limit) to consider any such correspondence, claim or election prior to their being sent.

5.9	The Purchaser shall procure that the Sellers and their duly authorised agents are (on reasonable notice in writing to the Purchaser) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Companies and such other reasonable assistance as may be required to enable the Sellers to discharge their obligations under this Clause 5.

5.10	Notwithstanding Clause 5.2, neither the Purchaser nor any Company shall be required to submit any claims, elections, surrenders, disclaimers, notices or consents to the extent that such relate to a Purchaser’s Benefit (except for setting off of any VAT payable by any Company with respect to a Transaction effected or deemed to have been effected by such Company on or before the Closing Date against VAT due from such Company with respect to Transactions effected or deemed to be effected after the Closing Date), and any agreement by the Purchaser or any Company in this respect shall be without prejudice to any liability of the Sellers that may arise in respect of such Taxation Benefit.

5.11	The Purchaser agrees that the Sellers shall continue to be in charge of Taxation litigation commenced prior to the Closing Date and shall cause the relevant Companies being parties to such Taxation litigation not to withdraw any existing powers of attorney to conduct such Taxation litigation in the name and on behalf of the affected Company other than at the joint request of the Sellers, in which case the Purchaser shall cause the respective Company to issue a new power of attorney to such legal and tax advisors as may be indicated jointly by the Sellers. To the extent any of the:

(i)	liabilities relating to claims being the subject matter of such Taxation litigation; or

(ii)	costs associated with the conduct of such Taxation litigation,

have been included as a liability or have been otherwise provided for in the Accounts, the Purchaser shall, upon the joint written request of the Sellers, cause the respective Company to promptly effect payment of the amount of relevant Taxation being the subject of such litigation and/or the costs associated with the conduct of such Taxation litigation, up to the amount of such Taxation included in the Accounts.

5.12	This Clause 5 shall operate without prejudice to the provisions of Clause 6.

6	Claims

6.1	If the Purchaser or any Company becomes aware after the Closing Date of any matter which could give rise to a liability under this Deed, the Purchaser shall procure that notice of that matter is given as soon as reasonably practicable to each of the Sellers and as regards any such matter the Purchaser shall itself or shall procure that the Company concerned shall at the joint request of the Sellers take such action as they may reasonably request to deal with the matter but subject as set out in Clause 6.2 and Clause 6.3 below and subject to the Purchaser and the relevant Company being indemnified to their reasonable satisfaction by the Sellers against all losses (including additional Taxation), costs, damages and expenses which may be incurred as a result.

6.2	The Purchaser and each Company shall be at liberty without reference to the Sellers to deal with any matter which could give rise to a liability under this Deed if the Sellers delay unreasonably in giving any such request as is mentioned in Clause 6.1 above, provided that the Purchaser or Company concerned has notified each of the Sellers of its intention to so deal with the matter and has afforded the Sellers a period of fifteen (15) Business Days to respond except that if there is a time limit for response to the relevant Taxation Authority and the Purchaser or a Company has notified the claim to the Sellers as soon as reasonably practicable under the provisions of Clause 6.1 above, then the Sellers shall be afforded such shorter period to respond as shall end at least five (5) Business Days prior to the expiry of such time limit.

6.3	The Purchaser shall procure that the Sellers and their duly authorised agents are (on reasonable notice in writing to the Purchaser) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Companies and such other reasonable assistance as may be required to enable the Sellers to exercise their rights under this Clause 6.

7	Purchaser’s Indemnity

7.1	The Purchaser shall pay the relevant Seller an amount equal to the amount of any Taxation (plus any third party costs and expenses which such Seller has incurred or paid in connection with such liability to Taxation) for which that Seller or any member of that Sellers’ Group has become liable and has paid by virtue of the failure of the Purchaser, a member of the Purchaser’s Group or any Company after the Closing Date, to discharge such Taxation, except to the extent such Taxation:

7.1.1	is subject to a valid claim under this Deed by the Purchaser which has not been satisfied (or could be the subject of any such valid claim, assuming that a claim was made in respect of such Taxation), in which case the Purchaser’s liability under this Clause 7.1 shall be reduced by the amount of the relevant Seller’s liability under Clause 2.1 of this Deed in respect of such claim and the Purchaser shall have no further recourse against that Seller in respect of that Tax liability under Clause 2.1 of this Deed or otherwise (for the avoidance of doubt, the provisions of this Clause 7.1.1 shall not affect any claim the Purchaser may have under Clause 2.1 of this Deed against the other Seller in respect of such Tax liability); or

7.1.2	has been recovered under any relevant statutory provision.

7.2	The Purchaser agrees to pay to the relevant Seller an amount equal to any VAT for which that Seller has become liable as a result of supplies, acquisition, imports or Transactions made by any Company after the Closing Date.

7.3	Clauses 4 and 6 above shall apply to Clause 7.1 as they apply to the covenant contained in Clause 2.1, replacing references to the Sellers by references to the Purchaser (and vice versa) and making any other necessary modifications.

8	Recovery from Third Parties

8.1	If before the Sellers make any payment in discharge of any claim by the Purchaser under this Deed, the Purchaser or any Company recovers or is or becomes entitled to recover (whether by payment, discount, credit, relief or otherwise) from any other person (other than a Company), including for the avoidance of doubt any Taxation Authority, any sum in respect of that Taxation, then:

8.1.1	the Purchaser shall procure that before steps are taken to enforce a claim against the Sellers following notification under Clause 6.1 above, all reasonable steps are taken to enforce recovery from such other person, subject to the Purchaser and the relevant Company being indemnified to their reasonable satisfaction by the Sellers against all losses (including additional Taxation), damages, costs and expenses which may be reasonably incurred, and keep the Sellers fully informed of the progress of any action taken; and

8.1.2	any actual recovery by the Purchaser or any Company, less any reasonable third party costs and expenses of recovery (including any Taxation which would not have been incurred but for the recovery of that amount) shall reduce each Seller’s liability by an equal amount being half the amount recovered from any third person (other than a Company) or satisfy, as the case may be, such claim to the extent of such recovery.

8.2	If the Sellers pay an amount in respect of Taxation under Clause 2.1 and any Company is or becomes entitled to recover (whether by payment, discount, credit, relief or otherwise) from any other person (other than a Company) any sum in respect of that Taxation, then the Purchaser shall:

8.2.1	within five (5) Business Days of being or becoming so entitled, notify each Seller of such entitlement and shall, if so requested by the Sellers acting jointly and subject to the Purchaser and that Company being indemnified to their reasonable satisfaction by the Sellers against all losses (including additional Taxation), damages, reasonable costs and expenses which may be reasonably incurred, take or procure that the relevant Company takes all reasonable steps to enforce that recovery (keeping the Sellers fully informed of the progress of any action taken); and

8.2.2	within five (5) Business Days of recovering any such amount, account to each Seller an amount equal to (a) half of the whole of any sum so recovered (including any interest or repayment supplement paid to the Purchaser or any Company) less any reasonable third party costs and expenses of recovery (including any Taxation which would not have been incurred but for the recovery of that amount) or, if less, (b) the amount of any payment previously made by each of the Sellers in respect of such Taxation.

9	Savings

9.1	If the auditors for the time being of any Company certify in writing (at the joint request and expense of the Sellers) to the Sellers and the Purchaser that Taxation which has resulted in a payment by the Sellers falling due pursuant to Clause 2.1 or the TaxWarranties gives rise to an actual saving (the “Saving”) of Taxation for any Company or the Purchaser, then an amount equal to half of the amount of such Saving shall be allocated to each Seller and either (a) set off against any payment then due from that Seller under this Deed, or (to the extent that it is not so set off) (b) paid by the Purchaser to that Seller within five (5) Business Days of the Saving being obtained.

9.2	If any Company or the Purchaser discovers that there has been a Saving, the Purchaser shall, or shall procure that the Company concerned shall, as soon as reasonably practicable give full details thereof to the Sellers and supply to the Sellers such information as they may reasonably require (acting jointly) to verify the amount of the Saving.

9.3	For the purposes of Clause 9.1 a person obtains a Saving if as a result of the Taxation which results in a claim by the Purchaser under Clause 2.1 that person is relieved in whole or in part of a liability to make some other payment of Taxation which it would otherwise have been liable to make or obtains a right to repayment of Taxation which would not otherwise have been available.

9.4	The Purchaser shall procure that each Company shall utilise any available Taxation Benefits to create and maximise a Saving, provided that the Purchaser shall not be obliged to procure that such Taxation Benefits are so utilised to the extent other Purchaser’s Benefits are available to be utilised in priority to such Taxation Benefits.

10	Tax Groups

The Sellers represent to the Purchaser that no Company is a member of a group which makes a consolidated Tax Return.

11	Withholdings and Deductions

11.1	All sums payable under this Deed shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the party making the payment shall (except in the case of interest payable under Clause 4.3) be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if either party to this Deed shall have assigned the benefit (in whole or in part) of this Deed, then the liability of the other party under this Clause 11.1 shall be limited to that (if any) which would have been had no such assignment taken place.

11.2	If any Taxation Authority charges to Taxation (or would charge to Taxation in the absence of any Taxation Benefits available to the recipient) any sum paid under this Deed, then the amount so payable shall be grossed up by such amount as will ensure that after payment of the Taxation so charged (or which would have been so charged if any Taxation Benefits available to the recipient were ignored) there shall be left a sum equal to the amount that would otherwise be payable under this Deed, provided that if either party to this Deed shall have assigned the benefit (in whole or in part) of this Deed, then the liability of the other party under this Clause 11.2 shall be limited to that (if any) which would have been had no such assignment taken place.

11.3	If the recipient of a payment made under this Deed receives a credit for, or refund of, any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation, then it shall reimburse to the other party such part of such additional amounts paid to it pursuant to Clause 11.2 above as the recipient of the payment certifies to the other party will leave it (after such reimbursement) in no better and no worse position than it would have been in if the other party had not been required to make such deduction or withholding.

12	Miscellaneous

The provisions of Clause 11 (Remy Cointreau Guarantee), 17 (Confidentiality) and 18 (Other Provisions) of the Agreement shall apply to this Deed with any necessary changes.

13	Effect of Discharge of Claim

For the avoidance of doubt, the Sellers shall remain liable in accordance with the terms of this Deed notwithstanding that any Taxation giving rise to a liability to make a payment under Clause 2.1 of this Deed is or has been discharged or suffered by the relevant Company, whether before or after the date of this Deed and whether by payment or by the loss or utilisation of any Taxation Benefit or right to repayment of Taxation.

14	Effect of Waiver, Release, etc.

Any liability under this Deed may in whole or in part be released, compounded or compromised or time or indulgence may be given by the person to whom the liability is owed in its absolute discretion as regards any of the persons under such liability without this in any way prejudicing or affecting its rights against any other or others of those persons under the same or a like liability whether joint and several or otherwise.

15	Illegality

If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of such provision under the law of any other jurisdiction, nor the legality, validity or enforceability of any other provision of this Deed, shall in any way be affected or impaired thereby.

16	Governing Law

This Deed shall be governed by and construed in accordance with English law.

17	Deed

The signature or sealing of this document by or on behalf of a party shall constitute an authority to the solicitors, or an agent or employee of the solicitors, acting for that party in connection with this document to deliver it as a deed on behalf of that party.

In witness whereof this document has been duly executed as a Deed the day and year first before written.

[EXECUTED as a DEED by [•]	}
(Director)
duly authorised on behalf of BOTAPOL MANAGEMENT B. V.
EXECUTED as a DEED by [•]	}
(Director)
duly authorised on behalf of
TAKIRRA INVESTMENT CORPORATION N.V.
EXECUTED as a DEED by [•]	}
(Director)
duly authorised on behalf of RÉMY COINTREAU S.A.

EXECUTED as a DEED by [•]	}
(Director)
duly authorised on behalf of CAREY AGRI INTERNATIONAL Sp. z o.o.

EXECUTED as a DEED by [•]	}
(Director)
duly authorised on behalf of CENTRAL EUROPEAN DISTRIBUTION CORPORATION]